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                                                                  EXHIBIT 23.1




The following Independent Auditors' Consent is in the form that will be signed by Deloitte & Touche LLP upon consummation of the event, which is described in the second paragraph of Note 1 of Notes to Consolidated Financial Statements, and assuming that, from March 22, 1996 to the date of such event, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Cymer, Inc. (successor to Cymer Laser Technologies) on Form S-1 of our report dated March 22, 1996 (__________, 1996 as to the second paragraph of Note 1 and Note 12), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.




San Diego, California
________, 1996